EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

dated as of May 23, 2004

by and among

TANGO ACQUISITION, INC,

DAVE & BUSTER’S, INC.

and

JILLIAN’S MANAGEMENT COMPANY, INC.,
RIVER VENDING, INC.,
JILLIAN’S AMERICA LIVE OF MINNEAPOLIS, INC.,
JILLIAN’S OF MINNEAPOLIS, MN, INC.,
JILLIAN’S OF FRANKLIN, PA, INC.,
JILLIAN’S OF CONCORD, NC, INC.,
JILLIAN’S OF FARMINGDALE, NY, INC.,
JILLIAN’S OF NASHVILLE, TN, INC.,
JILLIAN’S OF WESTBURY, NY, INC.,
JILLIAN’S OF HOUSTON, TX, INC.,
JILLIAN’S OF ARUNDEL, MD, INC.,
JILLIAN’S OF SCOTTSDALE, AZ, INC.,
JILLIAN’S OF KATY, TX, INC.
AND
JILLIAN’S OF GWINNETT, GA, INC.

TABLE OF CONTENTS

1.	Definitions.		1
2.	Purchase and Sale of the Assets; Assumption of Liabilities.		8
	(a)	Purchased Assets	8
	(b)	Excluded Assets	10
	(c)	Assumption and Assignment	11
	(d)	Retained Liabilities	11
	(e)	Consideration	11
	(f)	Tax Allocation of Purchase Price	14
	(g)	Closing	15
	(h)	Deliveries at Closing	15
3.	Buyer Parties’ Representations and Warranties		15
	(a)	Organization of Buyer Party	15
	(b)	Authorization of Transaction	15
	(c)	Noncontravention	15
	(d)	Brokers’ Fees	16
	(e)	Buyer’s Financing	16
	(f)	Assumed Contracts	16
4.	Sellers’ Representations and Warranties		16
	(a)	Organization, Qualification, and Corporate Power	16
	(b)	Authorization of Transaction	16
	(c)	Noncontravention	16
	(d)	Brokers’ Fees	17
	(e)	Title to and Condition of Assets	17
	(f)	Financial Statements	17
	(g)	Events Subsequent to Most Recent Fiscal Month End	18
	(h)	Legal Compliance	18
	(i)	Tax Matters	18
	(j)	Real Property.	18
	(k)	Assumed Contracts	19
	(l)	Litigation	19
	(m)	Environmental, Health, and Safety Matters	19
	(n)	Labor Matters	20
	(o)	Employee Benefit Plans; ERISA	20
	(p)	Transferred Intellectual Property	20
	(q)	Disclaimer of Other Representations and Warranties	21
5.	Pre-Closing Covenants		21
	(a)	General	21
	(b)	Filings	21
	(c)	Operation of Business	21
	(d)	Access	22

i

	(e)	Notice of Developments	22
	(f)	Bankruptcy Court Approval and Related Matters	23
	(g)	Liquor Licenses and Permits	24
	(h)	Employees and Employee Benefits	25
	(i)	Gift Cards and Certificates	25
6.	Post-Closing Covenants.		26
	(a)	General	26
	(b)	Transition Services	26
7.	Conditions to Obligation to Close.		26
	(a)	Conditions to Buyer’s Obligation	26
	(b)	Conditions to Sellers’ Obligation	27
	(c)	Deliveries at Closing	28
8.	No Survival of Representations and Warranties		29
9.	Termination.		29
	(a)	Termination of Agreement	29
	(b)	Expense Reimbursement Payment and Break-Up Fee	30
	(c)	Effect of Termination	30
10.	Miscellaneous		30
	(a)	Press Releases and Public Announcements	30
	(b)	No Third-Party Beneficiaries	30
	(c)	Entire Agreement	31
	(d)	Succession and Assignment	31
	(e)	Counterparts	31
	(f)	Headings	31
	(g)	Notices	31
	(h)	Governing Law	32
	(i)	Amendments and Waivers	32
	(j)	Severability	32
	(k)	Expenses	32
	(l)	Construction	33
	(m)	Incorporation of Exhibits, Annexes, and Schedules	33
	(n)	Tax Disclosure.	33
	(o)	Taxes Relating To Purchased Assets and Assumed Liabilities	33

Exhibit A — Financial Statements
Exhibit B — Assumption Agreement
Exhibit C — Bill of Sale
Exhibit D — Farmingdale, NY Letter of Credit
Exhibit E-1 — Brand License Agreement
Exhibit E-2 — Denver Brand License Agreement
Exhibit E-3 — Gwinnett Brand License Agreement
Exhibit E-4 — Boston Brand License Agreement

ii

Exhibit F — Denver Management Agreement
Exhibit G — Escrow Agreement
Exhibit H — Las Vegas Brand License Agreement
Exhibit I — Gwinnett Limited Partnership Agreement
Annex I — Exceptions to Buyer Parties’ Representations and Warranties
Schedule A — Acquired Stores
Schedule B — Personal Property Agreements
Schedule C — Certain Assumed Liabilities
Schedule D — Equipment Leases
Schedule E — River Vending Assets
Schedule 5(d) — Pre-Closing Information to be provided to Buyer
Schedule 5(g) — Allocation of Purchase Price Among the Acquired Stores
Disclosure Schedule — Exceptions to Sellers’ Representations and Warranties

iii

ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this “Agreement”) is dated as of May 23, 2004, by and among Tango Acquisition, Inc., a Delaware corporation (“Buyer”) and wholly-owned Subsidiary of D&B, Dave & Buster’s Inc., a Missouri corporation and sole stockholder of Buyer (“D&B”, and together with Buyer, collectively the “Buyer Parties”, and each a “Buyer Party”), Jillian’s Management Company, Inc., a Delaware corporation (“Jillian’s Management”), River Vending, Inc., a Delaware corporation (“River Vending”), Jillian’s of Katy, TX, Inc., (“Jillian’s Katy”), and Jillian’s America Live of Minneapolis, Inc., a Delaware corporation, Jillian’s of Minneapolis, MN, Inc., a Delaware corporation, Jillian’s of Franklin, PA, Inc., a Delaware corporation, Jillian’s of Concord, NC, Inc., a Delaware corporation, Jillian’s of Farmingdale, NY, Inc., a Delaware corporation, Jillian’s of Nashville, TN, Inc., a Delaware corporation, Jillian’s of Westbury, NY, Inc., a Delaware corporation, Jillian’s of Houston, TX, Inc., a Delaware corporation, Jillian’s of Arundel, MD, Inc., a Delaware corporation, Jillian’s of Scottsdale, AZ, Inc., a Delaware corporation and Jillian’s of Gwinnett, GA, Inc., a Delaware corporation (“Jillian’s of Gwinnett”) (collectively with Jillian’s Management, River Vending and Jillian’s Katy, “Sellers”, and any individually, “Seller”). The Buyer Parties and Sellers are referred to collectively herein as the “Parties.”

     WHEREAS, each Seller expects to file, pursuant to the terms of this Agreement, in the United States Bankruptcy Court for the Western District of Kentucky (the “Bankruptcy Court”) a petition in bankruptcy under Chapter 11 of the Bankruptcy Code (as hereinafter defined);

     WHEREAS, each of Sellers wishes to sell, transfer, convey, assign and deliver to Buyer or one of its designated Subsidiaries (collectively, the “Buyer Group”), in accordance with Sections 363 and 365 and the other applicable provisions of the Bankruptcy Code, all of the Purchased Assets (as hereinafter defined), together with the Assumed Liabilities (as hereinafter defined), of Sellers upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, Buyer, on behalf of the Buyer Group, wishes to purchase and take delivery of such Purchased Assets and Assumed Liabilities upon such terms and subject to such conditions; and

     WHEREAS, the Purchased Assets will be sold pursuant to a Sale Order (as hereinafter defined) of the Bankruptcy Court approving such sale under Section 363 of the Bankruptcy Code and such Sale Order will include the assumption and assignment of certain executory contracts, unexpired leases and liabilities thereunder under Section 365 of the Bankruptcy Code and the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.      Definitions.

     “Acquired Stores” means the stores set forth on Schedule A.

     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     “Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

     “Alternative Arrangement” has the meaning set forth in §5(g) below.

     “Assignment Agreement” has the meaning set forth in §7(c) below.

     “Assumed Contracts” means the Leases, the Equipment Leases set forth on Schedule D, the Farmingdale, NY letter of credit attached hereto as Exhibit D, the brand license agreements attached hereto as Exhibit E-1, E-2, E-3, E-4 and E-5, the Denver Management Agreement attached hereto as Exhibit F and the Las Vegas Brand License Agreement attached hereto as Exhibit H, and the Gwinnett Limited Partnership Agreement attached hereto as Exhibit I and the Gwinnett Lease and Gwinnett Management Agreement, as applicable, which under the Bankruptcy Code and/or by the terms of all such agreements are assignable, but (except as otherwise expressly provided in this Agreement) no other contracts or agreements.

     “Assumed Liabilities” means all of the (i) liabilities and obligations under the Assumed Contracts in respect of periods after the Closing, (ii) liabilities and obligations relating to and arising from the Buyer’s operation of the Acquired Stores and the Purchased Assets after the Closing, (iii) liabilities and obligations under gift cards or gift certificates which may be redeemed by consumers at the Acquired Stores, (iv) the liabilities and obligations in respect of periods after the Closing in respect of the letter of credit relating to the leases for the property located at Farmingdale, New York, a copy of which is attached hereto as Exhibit D, or any replacement or successor letter of credit thereto that is approved by Buyer (any such approval not to be unreasonably withheld), (v) liabilities and obligations in respect of periods after the Closing under the Brand License Agreement, a copy of which is attached hereto as Exhibit E-1, and other such license agreements substantially similar to the form of the Brand License Agreement which may be entered into by Sellers (or Sellers’ Affiliates) prior to the Closing (provided, however, such other license agreements shall only be for the continuing operations of stores other than the Acquired Stores under the “Jillian’s” brand) in each case relating to periods after the Closing, (vi) liabilities and obligations in respect of periods after the Closing under the Denver Brand License Agreement, the Gwinnett Brand License Agreement and the Boston Brand License Agreement, copies of which are attached hereto as Exhibits E-2, E-3 and E-4, respectively, (vii) liabilities and obligations in respect of periods after the Closing under the Denver Management Agreement attached hereto as Exhibit F, (viii) liabilities and obligations in respect of periods after the Closing under the Las Vegas Brand License Agreement attached hereto as Exhibit H, (ix) subject to Section 2(e)(iv), liabilities and obligations in respect of periods after the Closing under the Gwinnett Limited Partnership Agreement attached hereto as Exhibit I and the Gwinnett Lease and the Gwinnett Management Agreement, as applicable, (x) other liabilities and obligations expressly provided in this Agreement, including §5(h) below, and (xi) liabilities and obligations set forth on Schedule C, but shall not include any other liabilities or obligations unless otherwise expressly provided in this Agreement.

     “Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. § 101, et seq., as amended, or any successor thereto, and any rules and regulations promulgated thereunder.

     “Bankruptcy Court” has the meaning set forth in the preface above.

     “Bill of Sale” has the meaning set forth in §7(c) below.

     “Books and Records” has the meaning set forth in §2(a) below.

     “Boston Brand License Agreement” means the contract attached hereto as Exhibit E-5.

     “Break-Up Fee” shall mean an amount equal to three percent (3%) of the Purchase Price.

     “Buyer” has the meaning set forth in the preface above.

     “Buyer Financing Commitment” has the meaning set forth in §3 below.

     “Buyer Group” has the meaning set forth in the preface above.

     “Buyer Parties” has the meaning set forth in the preface above.

     “Cash” means cash and cash equivalents (including marketable securities and short term investments) as determined in accordance with GAAP.

     “Chapter 11 Case” means the voluntary cases which will be commenced by Sellers under Chapter 11 of the Bankruptcy Code pursuant to this Agreement.

     “Closing” has the meaning set forth in §2(g) below.

     “Closing Date” has the meaning set forth in §2(g) below.

     “COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state law.

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Confidential Information” means any information concerning the businesses and affairs of Sellers, their Affiliates and/or the Acquired Stores that is not already generally available to the public.

     “Deposit” has the meaning set forth in §2(e) below.

     “Denver Brand License Agreement” means the contract attached hereto as Exhibit E-3.

     “Denver Management Agreement” means the contract attached hereto as Exhibit F.

     “Disclosure Schedule” has the meaning set forth in §4 below.

     “Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(e) of ERISA) and each other employee benefit plan, program or arrangement of any kind maintained, sponsored or contributed to by any Seller.

     “Environmental, Health, and Safety Requirements” shall mean all federal, state, local, and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

     “Equipment Leases” shall mean those leases set forth on Schedule D.

     “Escrow Agent” has the meaning set forth in §2(e) below.

     “Escrow Agreement” has the meaning set forth in §2(e) below.

     “Excluded Assets” has the meaning set forth in §2(b) below.

     “Expense Reimbursement Payment” shall mean a payment equal to the reasonable, documented out-of-pocket expenses actually incurred by the Buyer Parties in connection with this Agreement and the transactions contemplated hereby, which payment will not in the aggregate exceed $500,000.

     “Failed Site” has the meaning set forth in §5(g) below.

     “Final Order” shall mean an order or judgment, the operation or effect of which is not stayed, and as to which order or judgment (or any revision, modification or amendment thereof), the time to appeal or seek review or rehearing has expired, and as to which no appeal or petition for review or motion for reargument has been taken or been made and is pending for argument.

     “Financial Statements” has the meaning set forth in §4(f) below.

     “GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

     “Gwinnett Brand License Agreement” means the contract attached hereto as Exhibit E-4.

     “Gwinnett Lease” means that certain Shopping Center Lease between Sugarloaf Mills Limited Partnership, as Landlord, and Sugarloaf LP, as Tenant, for Discover Mills Shopping Center, dated January 4, 2001, as amended from time to time.

     “Gwinnett Limited Partnership Agreement” means that certain Limited Partnership Agreement of Sugarloaf Gwinnett Entertainment Company, L.P., dated as of September 26, 2001, by and among Jillian’s of Gwinnett and Sugarloaf Mills Residual Limited Partnership.

     “Gwinnett Management Agreement” means the “Management Agreement,” as defined in the Gwinnett Limited Partnership Agreement, entered into by and between Jillian’s of Gwinnett and the Gwinnett Partnership.

     “Gwinnett Partnership Interest” means the general partner partnership interest held by Jillian’s of Gwinnett, pursuant to the Gwinnett Limited Partnership Agreement.

     “IBM Equipment” means the equipment currently located only at the Acquired Stores and acquired by Sellers pursuant to the Team Lease Master Agreement, Number 577a1234, dated as of April 19, 2000, by and between IBM Credit Corporation and Jillian’s Entertainment Corporation, as supplemented.

     “Income Tax” means any federal, state, local, or foreign income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not.

     “Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

     “Jillian’s Katy” has the meaning set forth in the preface above.

     “Jillian’s Management” has the meaning set forth in the preface above.

     “Katy Operations” means the operations of the Sellers conducted in Katy, Texas at store number 49.

     “Knowledge” means (i) in the case of Sellers, the actual knowledge of any of Greg Stevens, Dan McDaniel or Kevin Boughey and (ii) in the case of Buyer, the actual knowledge of any of David O. Corriveau, James W. Corley, W.C. Hammett, Jr., John S. Davis or Nancy Duricic.

     “Las Vegas Brand License Agreement” means the contract attached hereto as Exhibit H.

     “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property which is used in Sellers’ business pursuant to the Leases.

     “Leases” shall mean (1) all real property leases, including all amendments, modifications and renewals thereto, for the Acquired Stores, and (2) all personal property agreements listed on Schedule B which are determined (either by stipulation by the Sellers or determination by the Bankruptcy Court) to constitute “true leases” pursuant to the provisions of section 1.203 of the Uniform Commercial Code (and, if any such agreement includes property not located in an Acquired Store, only such portion of the agreement that covers property in the Acquired Stores).

     “Lenders” means each of the lenders of Sellers and their Affiliates for borrowed money.

     “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest (and shall also have the meaning ascribed to “lien” in Section 101 of the Bankruptcy Code), other than (a) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business of the Acquired Stores, taken as a whole, or on the ability of any Party to consummate timely the transactions contemplated hereby; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the restaurant or entertainment industries generally, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, except to the extent that any such conditions or acts have a material adverse effect on (x) the physical condition of the Purchased Assets, taken as a whole, or (y) the ability of the Purchased Assets, taken as a whole, to be physically used in a manner consistent with past-practice, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity and applicable generally to the restaurant and entertainment industries, or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby (including, without limitation, the filing of the Chapter 11 Case), (b) any existing event, occurrence, or circumstance with respect to which the Buyer Parties have Knowledge as of the date hereof, and (c) any adverse change in or effect on the business of Sellers that is cured by Sellers before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to §10 hereof.

     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     “Outside Closing Date” means September 8, 2004; provided, however, that the Outside Closing Date as to any Failed Sites shall be 180 days after the Closing Date.

     “Party” has the meaning set forth in the preface above.

     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental entity (or any department, agency, or political subdivision thereof).

     “Petition Date” has the meaning set forth in §5(f) below.

     “Purchased Assets” has the meaning set forth in §2(a) below.

     “Purchase Price” has the meaning set forth in §2(e) below.

     “Retained Liabilities” shall mean all of the liabilities, obligations or indebtedness of any nature whatsoever of Sellers other than the Assumed Liabilities.

     “River Vending” has the meaning set forth in the preface above.

     “Sale Order” shall mean one or more orders of the Bankruptcy Court authorizing the sale of the Purchased Assets (including the assumption and assignment of the Assumed Contracts) and the consummation of the transactions contemplated herein.

     “Sale Procedures Order” shall mean one or more orders of the Bankruptcy Court (a) approving sale procedures and bidding protections in connection with sale of substantially all of the debtors’ assets pursuant to Sections 363 and 365 of the Bankruptcy Code; (b) scheduling an auction and hearing to consider approval of the sale of substantially all of the debtors’ assets; and (c) granting related relief.

     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Seller” has the meaning set forth in the preface above.

     “Sony Equipment” means the equipment leased pursuant to the Sony Lease and currently located at the Acquired Stores.

     “Sony Lease” means that certain Master Lease Agreement, Number 600205, dated as of February 29, 2000, by and between Sony Financial Services LLC and Jillian’s Entertainment Holdings, Inc.

     “Straddle Period” has the meaning set forth in §10(o) below.

     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

     “Sugarloaf LP” means Sugarloaf Gwinnett Entertainment Company, L.P., a Delaware limited partnership formed pursuant to the Gwinnett Limited Partnership Agreement.

     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     “Transferred Intellectual Property” means (a) all registered and unregistered trademarks, service marks, trade dress, logos, trade names (including the “Jillian’s trade name”) and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (b) all store level trade secrets, recipes, research and development, know-how, processes, methods, techniques, data, designs, drawings, specifications, customer, prospect and other mail lists, supplier and vendor lists, pricing and cost information, manuals, and business, technical and marketing plans and proposals and (c) all domain names, web addresses and websites using the “Jillian’s” name, in each case to the extent used in the operation of the Acquired Stores.

     “Transition Period” has the meaning set forth in §6(b) below.

     2.     Purchase and Sale of the Assets; Assumption of Liabilities.

     (a)     Purchased Assets.

     (i) Subject to Section 2(e), on the terms and subject to the conditions set forth herein, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver to the applicable members of the Buyer Group, and the applicable members of the Buyer Group shall purchase and accept from Sellers, free and clear from all claims (as defined under the Bankruptcy Code) and Liens, all of Sellers’ right, title and interest in and to all of the assets and properties specified below.

      (A) All furniture, games, equipment and other similar items of tangible personal property located in or used in the business of the Acquired Stores.

     (B) All supplies, tableware, glassware, small wares, menus and items of inventory located in or used in the business of the Acquired Stores.

     (C) All leasehold interests in the Acquired Stores, in each case together with Sellers’ interests in all buildings, fixtures, plant, equipment and improvements thereon or attached thereto, and all rights-of-way, privileges and appurtenances associated therewith and any related security deposits.

     (D) All Assumed Contracts.

     (E) All deposits (other than the Deposit) and prepaid expenses of the business of the Acquired Stores.

     (F) All books and records (including all data and other information stored on discs, tapes or other media) of the business of the Acquired Stores, (the “Books and Records”).

     (G) All phone numbers and listings for the Acquired Stores.

     (H) To the extent transferable, all licenses, permits or other grants granted by governmental authorities used in or required or necessary for the lawful ownership or operation of the Acquired Stores.

     (I) All of the Transferred Intellectual Property (which shall be evidenced by a separate transfer agreement reasonably acceptable to the Parties hereto).

     (J) All of the IBM Equipment.

     (K) All other assets owned or used by Sellers which are located at and necessary to the operation of the business of the Acquired Stores.

     (ii) On the terms and subject to the conditions set forth herein, on the Closing Date, Jillian’s Management shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Jillian’s Management, free and clear from all Liens, all of Jillian’s Management’s right, title and interest in and to the Denver Management Agreement.

     (iii) On the terms and subject to the conditions set forth herein, on the Closing Date, River Vending shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from River Vending, free and clear from all Liens, all of River Vending’s right, title and interest in and to the assets and properties set forth on Schedule E.

     (iv) On the terms and subject to the conditions set forth herein, on the Closing Date, Jillian’s Katy shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Jillian’s Katy, free and clear from all Liens, all of Jillian’s Katy’s right, title and interest in and to all of the furniture, games, equipment and other similar items of tangible personal property (exclusive of leasehold improvements), supplies, tableware, glassware, small wares, menus and items of inventory located in or used in the business of the Katy Operations.

     (v) Subject to Section 2(e)(iv), on the terms and subject to the conditions set forth herein and to the extent transferable (and without Seller’s making any representations or warranties as to the transferability of such interest) Jillian’s of Gwinnett shall sell, assign, convey and deliver to a member of the Buyer Group, and such member of the Buyer Group shall purchase and accept all of Jillian’s of Gwinnett’s right, title and interest to the Gwinnett Partnership Interest and, as applicable, the Gwinnett Lease and the Gwinnett Management Agreement.

     (vi) Notwithstanding anything herein to the contrary, all equipment and/or inventory underlying the Equipment Leases shall be delivered to Buyer subject to the Equipment Leases and, for the purposes of clarity, such equipment shall not be delivered free and clear of liens and encumbrances arising from the Equipment Leases.

The assets and properties set forth in clauses (i) through (iii) above are hereinafter collectively referred to as the “Purchased Operating Assets.” The assets set forth in clauses (iv) and (v) above are hereinafter collectively referred to as the “Purchased Non-Operating Assets” and together with the “Purchased Operating Assets” are collectively referred to as the “Purchased Assets.”

     (b) Excluded Assets. Notwithstanding anything to the contrary in this Agreement, other than the Purchased Assets, all of the assets and properties of Sellers shall be retained by Sellers and are not being sold or transferred to Buyer hereunder (herein referred to as the “Excluded Assets”). Without limiting the generality of the foregoing and notwithstanding anything in this Agreement (including §2(a) above) to the contrary, Excluded Assets shall include, without limitation, the following assets and properties specified below:

     (i) All Cash.

     (ii) All notes and trade and other accounts receivables (including accounts receivables from Affiliates).

     (iii) All intellectual property rights of Sellers or relating to the Purchased Assets other than the Transferred Intellectual Property.

     (iv) All of Sellers’ rights, claims, rights of offset or causes of action arising hereunder against Buyer Parties and their Affiliates and all of Sellers’ rights, claims, rights of offset or causes of action against third parties, including, without limitation, those arising under and relating to Chapter 5 of the Bankruptcy Code.

     (v) All corporate minute books and stock transfer books and the corporate seal of any of Sellers.

     (vi) All shares of capital stock of each of Sellers and all equity securities owned or held by any of Sellers.

     (vii) All contracts other than the Assumed Contracts.

     (viii) All insurance policies.

     (ix) All Employee Benefit Plans and any trusts, insurance contracts or administrative service agreements pertaining thereto, and all employment agreements.

     (x) To the extent non-transferable by law, all liquor licenses and permits.

     (xi) Subject to Section 2(e)(iii), the Sony Equipment. In no circumstances shall the rejection of the Sony Lease be considered a Material Adverse Change.

     (c) Assumption and Assignment.

     (i) Sellers agree to assign the Assumed Contracts to the applicable members of the Buyer Group as provided in this Section 2(c) and the Final Order;

     (ii) Sellers agree to cure all defaults under the Assumed Contracts as of the Closing including, without limitation, payment of any applicable cure amounts, to the extent required pursuant to an order of the Bankruptcy Court to effectuate the valid assignment of the Assumed Contracts;

     (iii) In the event a dispute exists as of the Closing between the Sellers and any party to one or more of the agreements listed on Schedule B as to whether such agreement(s) constitutes a “true lease” (requiring cure of defaults and assumption and assignment) or a financing transaction, Sellers agree to obtain a Sale Order providing that the Buyer Group shall receive either transfer of title to the assets described in the agreement(s) listed on Schedule B subject to such dispute, free and clear of all liens, claims and encumbrances pursuant to Section 363 of the Bankruptcy Code or, alternatively, an assignment of such agreement(s) pursuant to Section 365 of the Bankruptcy Code, upon final determination by a court of competent jurisdiction (and pending such determination, Buyer shall be entitled to possession and control of the property subject to such dispute).

     (iv) The applicable member of the Buyer Group shall assume and thereafter in due course pay, fully satisfy, discharge and perform all of the obligations under the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code.

     (d) Retained Liabilities. The Buyer Group shall not assume or agree to pay, satisfy, discharge or perform, or take or agree to take any of the Purchased Assets subject to, and shall not be deemed by virtue of the execution and delivery of this Agreement or any document delivered to the Buyer Group at the Closing pursuant hereto, or as a result of the consummation of the transactions contemplated hereby, to have assumed, or to have agreed to assume, pay, satisfy, discharge or perform, or take, or to have agreed to take, any of the Retained Liabilities.

     (e) Consideration

     (i) Purchase Price. Subject to adjustment in accordance with clauses (iii) and (iv) below, the aggregate purchase price for the Purchased Assets (the “Purchase Price”) is equal to twenty-seven million, five hundred and eighty thousand United States Dollars (U.S. $27,580,000).

     (ii) Deposit. An earnest money deposit (the “Deposit”) in the amount of one million and three seventy-nine thousand (U.S. $1,379,000) shall be paid by Buyer into an escrow account of Union Bank of California (the “Escrow Agent”) on the date hereof in accordance with the escrow agreement attached hereto as Exhibit G (the “Escrow Agreement”). The Deposit shall be applied to the Purchase Price payable by Buyer on the Closing Date. If this Agreement shall be terminated by any Party hereto pursuant to §§9(a)(i), (ii), (iii), (iv), (v)(B) or (vi) hereof, or in the event that a Person other than Buyer or an Affiliate of Buyer purchases all or a significant portion of the Purchased Assets, then the Escrow Agent shall return the Deposit to Buyer in accordance with the terms of the Escrow Agreement. If the Closing shall not have occurred on or before September 1, 2004, by reason of the failure of any condition precedent under §7(b) hereof resulting primarily from the Buyer Parties breaching any representation, warranty, or covenant contained in this Agreement, then the Escrow Agent shall pay the Deposit to Sellers in accordance with the terms of the Escrow Agreement.

     (iii) In accordance with §2(b)(xi), the Sony Equipment is an Excluded Asset. Notwithstanding the foregoing, in the event Sellers can and decide to deliver such Sony Equipment as part of the Purchase Assets, and are able to do so in accordance with the representations, warranties and other provisions of this Agreement, free and clear of all Liens, purchase money liens and other liens or encumbrances securing rental payments under any lease arrangements, then in accordance with §2(a), the Purchase Price shall be increased by $120,000, and such equipment shall be included as part of Purchased Assets.

     (iv) The Gwinnett Partnership Interest will be included as a Purchased Asset, in accordance with Section 2(a)(v), if a member of the Buyer Group and the limited partner of Sugarloaf LP (the “Limited Partner”) enter into a written agreement in connection with the proposed transfer of the Gwinnett Partnership Interest from Jillian’s of Gwinnett to Buyer, which agreement is satisfactory to Buyer and includes (A) any consents or approvals of the Limited Partner or its affiliates, as appropriate, to such transfer as may be required under the Gwinnett Partnership Agreement, the Gwinnett Management Agreement, the Gwinnett Lease or otherwise, (B) the acknowledgement of the Limited Partner that Buyer shall hold the Gwinnett Partnership Interest as the sole general partner of Sugarloaf LP, and (C) an acknowledgement by the Limited Partner that it and its affiliates are owed no more than $3,200,000 from Buyer, any of Buyer’s affiliates or Sugarloaf LP in connection with the Gwinnett Limited Partnership Agreement, the Gwinnett Lease, the Gwinnett Management Agreement, or any other related agreement, including without limitation all payments due under Article 6 of the Gwinnett Limited Partnership Agreement, but excluding amounts accruing under those agreements in respect of periods following the Closing. If the Buyer and the Limited Partner do not enter into such an agreement within 60 days following the Petition Date, then, in accordance with Section 2(a), the Purchase Price shall be reduced by $1,000,000, and the Gwinnett Partnership Interest shall be excluded from the Purchased Assets.

     (v) Purchase Price Adjustment; Real Estate Expenses and Taxes.

     (A) On or prior to the day immediately preceding the Closing Date, Sellers shall deliver to Buyer a written statement (the “Closing Date Adjustment

Statement”) setting forth Sellers’ reasonable estimation of the amount, as of the Closing Date, of all prepayments made by Sellers for periods following the Closing and all accrued obligations of any Sellers for periods prior to the Closing, in each case with respect to base rent, percentage rent or other monthly rent payments, real property taxes and personal property taxes that are to be paid by Sellers in accordance with the real property leases for the Acquired Stores (the “Adjustment Expenses”). Sellers shall offset any prepayments, which are included in the Adjustment Expenses, against any accrued obligations that remain unpaid, which are also included in the Adjustment Expenses, and the resulting dollar amount shall be referred to herein as the “Estimated Closing Date Adjustment Amount”. At the Closing, the Purchase Price shall be increased by the Estimated Closing Date Adjustment Amount if the estimated amount of prepayments exceeds the accrued obligations, or the Purchase Price shall be decreased if the amount of accrued obligations exceeds the prepayments made.

     (B) Following the Closing, Sellers shall prepare a statement (the “Final Closing Date Adjustment Statement”) setting forth the actual amount, as of the Closing Date, of the Adjustment Expenses, the total of which shall be referred to herein as the “Final Closing Date Adjustment Amount”. Sellers shall use commercially reasonable efforts to cause the Final Closing Date Adjustment Statement to be delivered to Buyer within thirty (30) days following the Closing Date, but in no event will the Final Closing Date Adjustment Statement be delivered any later than forty-five (45) days following the Closing Date. The Purchase Price, as adjusted pursuant to subsection (A) hereof, shall be appropriately adjusted to reflect any difference in the amount, if any, by which the Estimated Closing Date Adjustment Amount is more or less than the Final Closing Date Adjustment Amount.

     (C) Sellers shall make available to Buyer, without cost or expense to Buyer, the books and records of Sellers (and its accountants regarding the business) and personnel of Sellers which Buyer and its accountants reasonably require and take such other action reasonably necessary in order to allow Buyer to review and confirm the accuracy of the Final Closing Date Adjustment Statement.

     (D) The Final Closing Date Adjustment Statement, as prepared by Sellers, shall be conclusive and binding upon the Parties hereto unless Buyer shall deliver written notice of a dispute stating that the Final Closing Date Adjustment Statement is not prepared in accordance with the requirements of this §2 or is otherwise incorrect (an “Adjustment Dispute Notice”), such Adjustment Dispute Notice to be delivered to Sellers within fifteen (15) days following receipt by Buyer of the Final Closing Date Adjustment Statement. The Adjustment Dispute Notice shall set forth, in reasonable detail, the items and amounts with which Buyer disagrees, and Sellers and Buyer shall, within fifteen (15) days following receipt by Sellers of such Adjustment Dispute Notice, attempt to resolve such dispute and agree in writing upon the final content of the Final Closing Date Adjustment Statement.

     (E) If Buyer does not dispute the accuracy of the Final Closing Date Adjustment Statement, then the Purchase Price shall be adjusted appropriately and Sellers or Buyer, as applicable, shall remit payment to reflect any decrease or increase in the Purchase Price, as a result of such adjustment, in immediately available funds within fifteen (15) days of the date on which the Final Closing Date Adjustment Statement is made final.

     (F) If Buyer delivers an Adjustment Dispute Notice to Sellers pursuant to § 2(e)(v)(C) hereof, and Buyer and Sellers resolve such dispute and agree in writing upon the final content of the Final Closing Date Adjustment Statement, Buyer shall remit the Final Closing Date Adjustment Amount to Sellers within five (5) days of the agreement by Buyer and Sellers regarding the final content of the Final Closing Date Adjustment Statement.

     (G) If Sellers and Buyer are unable to resolve any such dispute within the fifteen (15) day period following receipt by Sellers of such Adjustment Dispute Notice, a nationally recognized independent accounting firm mutually acceptable to the Parties (the “Arbitrating Accountant”) shall, within five (5) business days following such fifteen (15) day period, be engaged as arbitrator hereunder to settle such dispute within thirty (30) days following the engagement of the Arbitrating Accountant. The Parties hereby acknowledge and agree to waive any conflicts of interest or otherwise in connection with engaging such Arbitrating Accountant. In connection with the resolution of any such dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator (and each Party shall be given access to any such documents). None of the Parties shall be permitted to conduct or take any discovery (other than the access to documents referred to in the preceding sentence), testimony, depositions, cross-examinations or otherwise of the other Parties. The Arbitrating Accountant’s function shall be to review only those items set forth on the Final Closing Date Adjustment Statement which are in dispute and to resolve the dispute with respect to such items. The Arbitrating Accountant’s determination with respect to any such dispute shall be final and binding upon the Parties hereto, and judgment may be entered on the determination. The fees and expenses of the Arbitrating Accountant shall be borne equally by Sellers and Buyer. Upon the resolution of such dispute, (1) the Final Closing Date Adjustment Statement shall be revised to reflect such resolution, (2) any adjustment to the Final Closing Date Adjustment Statement, the Purchase Price and the payment for the adjusted Final Closing Date Adjustment Amount shall be made within five (5) days following the resolution of such dispute in accordance with §this 2(e)(v) and (3) concurrent with the resolution of such dispute and the making of the required payments, if any, Sellers and Buyer shall execute a mutual release, in form and substance satisfactory to such Parties, relating only to the resolution of the dispute regarding the Final Closing Date Adjustment Statement.

     (f) Tax Allocation of Purchase Price. At or prior to the Closing, Buyer and Sellers shall enter into an agreement reasonably allocating the Purchase Price among the Purchased

Assets in accordance with Section 1060 of the Code and the applicable Treasury Regulations thereunder, including Treasury Regulation 1.1060-1 T. Buyer and Sellers shall report and file all of their respective Tax Returns (including amended Tax Returns and claims for refund) consistent with such allocation, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any taxing authority or in any other proceedings). Buyer and Sellers shall cooperate in the filing of any forms (including Forms 8594) with respect to such allocation. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation.

     (g) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hallett & Perrin, P.C. in Dallas, Texas, commencing at 9:00 a.m. local time on the Monday following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the “Closing Date”). The Parties shall use their commercially reasonable efforts to consummate the transactions contemplated hereby within fifteen (15) calendar days after the Bankruptcy Court has entered the Sale Order approving such sale to Buyer.

     (h) Deliveries at Closing. At the Closing, (i) Seller shall deliver to Buyer the various certificates, instruments, and documents referred to in §7(a) below, (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in §7(b) below, and (iii) Buyer will deliver the consideration specified in §2(e) above into the trust account of the debtors-in-possession to be allocated in accordance with the orders of the Bankruptcy Court.

     3. Buyer Parties’ Representations and Warranties. Each Buyer Party represents and warrants to Sellers that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3), except as set forth in Annex I attached hereto.

     (a) Organization of Buyer Party. Each Buyer Party is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

     (b) Authorization of Transaction. The Buyer Party has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer Party, enforceable in accordance with its terms and conditions. The Buyer Party need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by the Buyer Party.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution,

statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer Party is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer Party is a party or by which it is bound or to which any of its assets is subject.

     (d) Brokers’ Fees. Buyer Party has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except US Bancorp Piper Jaffray.

     (e) Buyer’s Financing. Fleet Bank has made to Buyer, and Buyer has received and accepted from such financial institution, its term sheet (the “Buyer Financing Commitment”) summarizing the terms of a proposed debt financing in the aggregate amount of up to $35,000,000 to fund the consummation of the transactions contemplated by this Agreement. Buyer has available under its credit facility a line of credit to fund the remaining portion of the funds necessary for the consummation of the transactions contemplated by this Agreement.

     (f) Assumed Contracts. Each member of the Buyer Group is and will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f)(2) of the Bankruptcy Code with respect to the Assumed Contracts to be assumed by such member of the Buyer Group.

     4. Sellers’ Representations and Warranties. Each Seller represents and warrants to Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the disclosure schedule delivered by Sellers to Buyer on the date hereof (the “Disclosure Schedule”).

     (a) Organization, Qualification, and Corporate Power. Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each Seller has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

     (b) Authorization of Transaction. Seller has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and, subject to the approval of the Bankruptcy Court, to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

     (c) Noncontravention. To the Knowledge of Seller, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will

(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject or any provision of the charter or bylaws of any Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Assumed Contract, except for consent of the Bankruptcy Court or where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect. To the Knowledge of Seller, no Seller needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except for any notice, filing, authorization, consent or approval of the Bankruptcy Court or where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

     (d) Brokers’ Fees. None of Sellers has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except Houlihan, Lokey, Howard & Zukin.

     (e) Title to and Condition of Assets.

     (i) Schedule B, Schedule C and Schedule D contain a full and complete list of all material financing agreements covering personal property included within the definition of Purchased Assets;

     (ii) Sellers have good and marketable title to the Purchased Assets, other than personal property described in the agreements listed on Schedule B, Schedule C and Schedule D that are determined (either by stipulation of the Sellers or Bankruptcy Court determination) to constitute “true leases”;

     (iii) Sellers have a valid leasehold interest in the personal property described in the agreements that are determined to constitute “true leases” (either by stipulation of the Sellers or Bankruptcy Court determination); and

     (iv) The Purchased Assets, considered as a whole and not on an asset by asset basis, are in good working order, ordinary wear and tear excepted, and are free from material defects known to Sellers.

     (f) Financial Statements. Attached hereto as Exhibit A are (i) the unaudited consolidated balance sheet and statement of income of Jillian’s Entertainment Holdings, Inc. and its Subsidiaries as of and for the year ended March 30, 2003, and (ii) unaudited statements of income for each Seller as of and for the fiscal year ended March 30, 2003 and for the period ended December 28, 2003 (together, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP on a consistent basis throughout the periods covered thereby except for differences noted on schedules FY 2003 Target Company Administrative Expense and State Income Tax Expenses included in the Financial Statements and present fairly in all material respects the financial condition and results of operations of each Seller as of such dates and the results of operations of each Seller for such periods.

     (g) Events Subsequent to Most Recent Fiscal Month End. Since December 31, 2003, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, since that date none of Sellers have engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business.

     (h) Legal Compliance. To the Knowledge of Seller, each Seller has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). To the Knowledge of Seller, (i) each Seller holds all permits which are required to conduct the business of the Acquired Stores as currently conducted, (ii) all such permits are in full force and effect and (iii) no proceeding is pending to revoke or limit any of such permits.

     (i) Tax Matters.

     (i) Each Seller has filed all Income Tax Returns that it was required to file, and has paid all Income Taxes shown thereon as owing, except where the failure to file Income Tax Returns or to pay Income Taxes would not have a Material Adverse Effect.

     (ii) §4(i) of the Disclosure Schedule lists all Income Tax Returns filed with respect to each Seller for taxable periods ended on or after March 31, 2000, indicates those Income Tax Returns that have been audited, and indicates those Income Tax Returns that currently are the subject of audit.

     (iii) No Seller has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

     (iv) No Seller is a party to any Income Tax allocation or sharing agreement.

     (v) To the Knowledge of Seller, no Seller has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was Jillian’s Entertainment Holdings, Inc.).

     (j) Real Property.

     (i) §4(j) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. Sellers have made available to Buyer a true and complete copy of each such Lease document, including all amendments, renewals and modifications thereof and all correspondence material to the performance of the Lease.

     (ii) Except as set forth in §4(j) of the Disclosure Schedule, with respect to each of the Leases: (a) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto; (b) Seller’s possession and quiet enjoyment of the Leased Real Property demised thereunder has not been disturbed; (c) Seller and, to Seller’s Knowledge, no other party to the Lease is in breach or default under such Lease, and, to Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (d) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (e) Seller has not collaterally assigned or granted any other security interest in such Lease, the Leased Real Property or any interest therein.

     (iii) To the Knowledge of Seller, Sellers’ use of the Leased Real Property does not materially violate any material zoning, building, health, fire, water use or similar statute or regulation and Seller has received no written notice regarding such violation.

     (iv) Sellers have not received any notice that either the whole or any portion of the Leased Real Property is to be condemned, requisitioned or otherwise taken by any public authority.

     (v) To the Knowledge of Seller, there is no current material interruption in the delivery of adequate service of any utilities or other public authorities required in the operation of the Acquired Stores.

     (k) Assumed Contracts. Except as set forth in §4(k) of the Disclosure Schedule, with respect to each of the Assumed Contracts, subject to the entry of the Sale Order: (a) such Assumed Contract is legal, valid, binding, enforceable, subject to applicable bankruptcy, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, assuming such Assumed Contract constitutes the legal, valid and binding agreement of the other party thereto; and (b) Seller and, to Seller’s Knowledge, no other party to the Assumed Contract is in breach or default under such Assumed Contract, and, to Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of payment under such Assumed Contract.

     (l) Litigation. §4(l) of the Disclosure Schedule sets forth each instance in which any of the Acquired Stores (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction.

     (m) Environmental, Health, and Safety Matters.

     (i) To the Knowledge of Seller, Sellers are in material compliance with Environmental, Health, and Safety Requirements.

     (ii) To the Knowledge of Seller, Sellers have not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to Sellers or the Acquired Stores arising under Environmental, Health, and Safety Requirements.

     (iii) To the Knowledge of Seller, no underground tank or other underground storage receptacle for Hazardous Substances is located on the Leased Real Property and there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of hazardous substances on, upon, into or from any of the Leased Real Property, except in material compliance with applicable Environmental, Health and Safety Requirements.

     (iv) This §4(m) contains the sole and exclusive representations and warranties of Sellers with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements.

     (n) Labor Matters. To the Knowledge of Seller, there are no claims by any or on behalf of any of the employees at the Acquired Stores pending with respect to their employment or benefits incident thereto, including, but not limited to, sexual harassment and discrimination claims and claims arising under workers’ compensation laws (collectively, “Employee Claims”), and to the Knowledge of Seller, there is no state of facts or event which could reasonably be expected to form the basis for any Employee Claims. To the Knowledge of Seller, there are no labor disputes pending between Sellers and any of the employees engaged in the operation of the Acquired Stores, and there have been no organizational efforts known to Sellers during the past five years involving any of such employees to organize into a collective bargaining unit. To the Knowledge of Seller, in connection with the operation of the Acquired Stores, Seller has complied in all material respects with all material laws relating to employment and labor, including any provisions thereof relating to compensation, hours, collective bargaining and the payment of social security and other taxes.

     (o) Employee Benefit Plans; ERISA. Sellers have made available to Buyer a copy of the employee handbook, if any, that is currently given to employees of the Acquired Stores. Other than pursuant to COBRA, there are no facts or circumstances that could, directly or indirectly, subject Buyer or any of its Affiliates to any liability of any nature with respect to any Employee Benefit Plan.

     (p) Transferred Intellectual Property. Sellers or their Affiliates are the sole owners of the Transferred Intellectual Property. Sellers have the right to use all Transferred Intellectual Property in the conduct of the business of the Acquired Stores, as currently conducted. To the Knowledge of Sellers, Sellers have taken all actions reasonably necessary to maintain the Transferred Intellectual Property (including, without limitation, all trade secrets and registrations comprising the Transferred Intellectual Property) and its rights to use the Transferred Intellectual Property. No claims have been asserted or threatened nor has any Seller received notice of (nor is any Seller aware of any basis for) any such claim that (i) the operations of Seller infringe upon or misappropriate the rights of any other person in respect of any Transferred Intellectual Property or (ii) any Transferred Intellectual Property or the use by Seller of such Transferred Intellectual Property is invalid or unenforceable. To the Knowledge of Seller, none of the Transferred Intellectual Property (i) is being infringed upon by any other person or (ii) is subject to any judgment, order, or decree restricting the use thereof.

     (q) Disclaimer of Other Representations and Warranties. Except as expressly set forth in this §4, Sellers make no representation or warranty, express or implied, at law or in equity, in respect of Sellers or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this §4, Buyer is purchasing the Purchased Assets on an “as-is, where-is” basis. Buyer hereby acknowledges and agrees that any consequences arising solely from Sellers’ filing of the Chapter 11 Case in accordance with this Agreement shall not be deemed a breach of any of the representations or warranties set forth in this Agreement.

     5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §7 below).

     (b) Filings. Each Party shall cooperate with the other Party in obtaining all authorizations, consents, and approvals of governments and governmental agencies that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement, and to take all reasonable actions to avoid the entry of any order or decree by governments and governmental agencies prohibiting the consummation of the transactions contemplated hereby, and shall furnish to the other all such information in its possession as may be necessary for the completion of the notifications to be filed by the other; provided that, in complying with this §5(b) hereof and subject to §5(g) below (which will require Buyer to expend out-of-pocket monies to obtain consents of alcoholic beverage control and similar governmental authorities), neither Buyer nor Sellers shall be required to expend any out-of-pocket monies to obtain any approval or consent required hereunder, except for customary professional (including attorneys) fees and filing fees incident to the transactions contemplated hereby, or to become subject to any condition or requirement which would be adverse to such Party.

     (c) Operation of Business. Subject to any restrictions and obligations imposed by the Bankruptcy Court, Sellers will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. In particular, Seller will refrain from doing any of the following in respect of the Purchased Assets or the operation of the Acquired Stores: (i) disposing of, or transferring, any material Purchased Asset except for the sale of such assets in the ordinary course of business, (ii) amending, terminating or modifying the material terms of any of the Assumed Contracts, or (iii) making any change in the compensation payable or to become payable to the employees of the Acquired Stores, other than increases or promotions in the ordinary course of business consistent with past practice; provided, however, notwithstanding the preceding, Sellers may in their reasonable discretion take such actions in connection with or as a result of the consequences (adverse or otherwise) of filing the Chapter 11 Case, including the establishment of employee retention programs and negotiating the amounts, if any, to cure defaults in respect of the Assumed Contracts.

     (d) Access.

     (i) Sellers will permit representatives of Buyer (including legal counsel and accountants) to have reasonable access at reasonable times, and in a manner so as not to interfere with the normal business operations of Sellers, to all premises, properties, personnel (including its IT support personnel), books, landlords, suppliers, vendors, records (including tax records), contracts, and documents of or pertaining to the Purchased Assets; provided, however, Buyer and its representatives shall coordinate all requests for access and information with the chief restructuring officer of Sellers. Buyer will treat and hold as such any Confidential Information it receives from Sellers in the course of the reviews contemplated by this §5(d)(i), (ii) or (iii), including, without limitation, any Confidential Information it received prior to the date hereof, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Sellers all tangible embodiments (and all copies) of the Confidential Information which are in its possession. Sellers shall promptly deliver to Buyer copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed by Sellers in their Chapter 11 Case as Buyer shall reasonably request.

     (ii) Sellers will provide to Buyer the information set forth on Schedule 5(d) substantially in accordance with the time periods set forth on such Schedule. To the extent that such information relates to trade secrets or other proprietary information of third parties, the parties will reasonably cooperate with one another to ensure that the provision of such information does not violate any applicable terms of the licenses or other agreements relating to such information.

     (iii) Sellers will provide the Buyer with reasonable access to the Acquired Stores for the purpose of installing, at Buyer’s cost, wide area network lines, computer software and related assets necessary to transition the Acquired Stores on the Closing Date to Buyer’s information technology systems; provided, however, that if this Agreement is terminated, Buyer will bear the cost of removing any such assets; and provided further that such installation shall not occur in a manner that unreasonably interferes with Sellers’ operation of the Acquired Stores; and provided further that in no event shall Buyer connect the installed equipment or otherwise have access to Sellers’ computer network prior to Closing. Further, Sellers will permit the Buyer to have reasonable access (provided that such access shall be to the extent practicable during times other than normal business hours and Buyer shall bear any associated costs (including, without limitation, any associated payroll and related costs)) to its personnel prior to the Closing so that Buyer may train such personnel in the use of Buyer’s installed equipment and systems.

     (e) Notice of Developments. Sellers may elect at any time to notify Buyer of any development causing a breach of any of the representations and warranties in §4 above. Unless Buyer has the right to terminate this Agreement pursuant to §9(a)(ii) below by reason of the development and exercises that right within the period of three (3) business days referred to in §9(a)(ii) below, the written notice pursuant to this §5(e) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in §4 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

     (f) Bankruptcy Court Approval and Related Matters.

     (i) Sellers shall use their commercially reasonable efforts to file the Chapter 11 Case by May 24, 2004 (the Petition Date”).

     (ii) Sellers shall (in each case, in accordance with all applicable requirements of, and procedures under, the Bankruptcy Code and subject in all cases to the approval of the Bankruptcy Court) use their commercially reasonable efforts to (a) assign to Buyer at the Closing, each of the Assumed Contracts to which it is a party, in accordance with the provisions of Section 2(a) and (c) above, (b) file with the Bankruptcy Court within seven (7) business days following the Petition Date, motions seeking approval of the Sale Procedures Order, and thereafter take all actions as may be reasonably necessary to cause each of such orders to be issued, entered and become a Final Order, and (c) timely serve a copy of the notice setting forth the hearing date on the Sale Procedures Order upon any and all parties in interest entitled or required to receive notice under all applicable laws, rules and regulations and orders of the Bankruptcy Court prior to the hearing on such motions.

     (iii) Sellers, on the one hand, and Buyer, on the other hand, shall cooperate reasonably with the other and its representatives in connection with the Sale Procedures Order, the Sale Order and the bankruptcy proceedings in connection therewith. Such cooperation shall include, but not be limited to, consulting with Buyer at Buyer’s reasonable request concerning the status of such proceedings and providing Buyer with advance copies of pleadings, notices, proposed orders and other documents in connection with the Sale Procedures Order, the Sale Order and the bankruptcy proceedings in connection therewith as soon as reasonably available prior to any submission thereof to the Bankruptcy Court and shall promptly provide Buyer with copies of all papers so submitted to the Bankruptcy Court. Nothing contained herein shall require either Party to agree to any amendment of this Agreement, to expend any out-of-pocket funds (other than customary professional (including attorneys) fees and filing fees incident to such proceedings) or to agree to any condition or requirement adverse to such Party.

     (iv) If following the Closing, the Sale Procedures Order, the Sale Order or any other order of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), Sellers shall take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and Buyer agrees to cooperate in such efforts, and each party hereto shall endeavor to obtain an expedited resolution of such appeal. Nothing contained herein shall modify the termination rights set forth in §9 of this Agreement.

     (v) Buyer acknowledges and agrees that the Lenders may credit bid for all or a portion of the business and assets of Sellers.

     (vi) Sellers shall use their reasonable best efforts so that the Bankruptcy Court, as part of its Sale Procedures Order, (a) requires the submission of competing bids for all or a portion of the business and assets of Sellers to be submitted no later than 5:00 p.m. Eastern Standard Time at least three (3) business days prior to the hearing on Sellers’ motion to approve this Agreement, (b) schedules a hearing within sixty (60) days following the Petition Date, to approve this Agreement, (c) requires the payment of the Break-Up Fee and Expense Reimbursement Payment in accordance with the terms of §9(b) hereof, (d) requires an initial overbid in the aggregate consideration of at least $27,830,000 plus the amount of the Break-Up Fee, (e) requires a deposit in the amount of the Deposit (such deposit to be held similarly in accordance with §2(e)(ii) hereof), and (g) requires written evidence satisfactory to the Sellers in their sole discretion demonstrating that each bidder has the financial ability to consummate the purchase of all or a significant portion of the businesses and assets of Sellers.

     (vii) Buyer agrees to cooperate with Sellers in connection with furnishing information pertaining to the satisfaction of the requirement of adequate assurances of future performance as required under Section 362(f)(2)(B) of the Bankruptcy Code.

     (viii) Notwithstanding anything herein to the contrary, Sellers shall have the right, in their sole discretion (without any obligation to notify or otherwise consult with Buyer) to reject any or all Excluded Assets, including any or all contracts other than the Assumed Contracts, and to take all actions necessary to effectuate any such rejection or rejections, including prosecuting a motion in the Bankruptcy Court seeking authorization, as necessary, to reject such Excluded Assets.

     (g) Liquor Licenses and Permits. Buyer shall be responsible for and use its commercially reasonable efforts to obtain all required consents of alcoholic beverage control and similar governmental authorities to the transactions contemplated herein. If any such required consents have not been obtained with respect to any of the Acquired Stores or the stores subject to the Denver Management Agreement and the Gwinnett Management Agreement (if acquired by the Buyer Group pursuant to Section 2(e)(iv) hereof) such that Buyer would not be able to operate such Acquired Store, Denver store or Gwinnett store (herein a “Failed Site”) on and after the Closing, then Sellers shall, to the extent reasonably practicable enter into such management, concession or similar arrangements reasonably requested by Buyer (an “Alternative Arrangement”) as may be permitted under alcoholic beverage control laws that would permit the operation of the Failed Site(s) by Buyer after the Closing without any adverse economic effect on the Buyer or Sellers. If, as of the date of Closing, no Alternative Arrangement can be implemented without adverse impact on Buyer or Sellers, then at the Closing, (i) the amount of the Purchase Price attributable to such Failed Site(s) (as set forth on Schedule 5(g)) will be set aside from the Purchase Price and paid by Buyer to the Escrow Agent; provided, however, there shall be no Purchase Price set aside in connection with the Denver store under any circumstances and the Escrow Agent shall not receive or hold any funds in connection with the Denver Store, (ii) the Closing as to such Failed Site(s) will be extended (although not beyond the Outside Closing Date) until the required consent(s) are obtained, (iii) if the Closing as to such Failed Site(s) occurs, the Escrow Agent shall pay all funds held by it in respect of the applicable Failed Site(s) to the Sellers, (iv) if the Closing as to such Failed Site(s) does not occur prior to the Outside Closing Date as a result of the failure to obtain any required consents of alcoholic beverage control and similar governmental authorities which is primarily attributable to Sellers operations of such Failed Site(s) or the physical characteristics of such Failed Site(s) (in each case, with the burden of proof on Buyer), the Escrow Agent shall return all funds held by it in respect of the applicable Failed Site(s) to the Buyer, and (v) if the Closing as to such Failed Site(s) does not occur prior to the Outside Closing Date for any other reason, the Escrow Agent shall return all funds held by it in respect of the applicable Failed Site(s) to the Sellers.

     (h) Employees and Employee Benefits.

     (i) Buyer shall offer employment, to be effective as of the Closing Date, to substantially all of the employees employed by Sellers at the Acquired Stores. The employment of any employees of Sellers who accept employment with Buyer after the Closing Date (the “Transferred Employees”) shall be at will.

     (ii) Sellers shall retain the following liabilities or obligations to employees of the Acquired Stores: (i) all claims for compensation for periods prior to the Closing Date, (ii) except with respect to COBRA as specified below, all liabilities under the Employee Benefit Plans, and (iii) all liabilities incurred as a result of the failure to provide severance pay, if any, that may be due to any employee of Sellers as a result of such employee’s termination of employment in connection with the consummation of the transactions contemplated hereby. Buyer shall be responsible for any obligations arising under COBRA with respect to all “M&A qualified beneficiaries” in respect of the Acquired Stores as defined in Treasury Regulation §54.4980B-9.

     (iii) Effective as of the Closing Date, Buyer shall make available to the Transferred Employees the employee benefit plan(s) maintained by Buyer generally for its employees (the “Buyer Plans”) in accordance with their terms. To the extent permitted by the terms of the Buyer Plans, Buyer will (i) waive all deductibles, waiting periods and limitations with respect to pre-existing conditions that would otherwise be applicable to employees of Sellers under the Buyer Plans as of the date hereof, and (ii) grant full past service credit (including credit for eligibility, benefit accrual and for vesting) to the Transferred Employees for service with Sellers under any and all of the Buyer Plans. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will entitle any employee, including but not limited to, Transferred Employees, to any other severance benefits from Buyer nor will it accelerate compensation due any such Transferred Employee as of the Closing Date from Buyer. Subject to the foregoing, Buyer shall have the right in the good faith exercise of operations and managerial discretion to make changes or cause changes to be made after the Closing Date in compensation, benefits and other terms of employment and to terminate any such employee.

     (i) Gift Cards and Certificates. In connection with its operations other than the Acquired Stores, as of the date hereof, Seller and its Affiliates will cease the issuance of any gift cards and gift certificates which may be redeemed by consumers at the Acquired Stores. In connection with its operations of the Acquired Stores, as of the date hereof, Seller and its Affiliates will not issue any gift cards or gift certificates which may be redeemed by consumers at the Acquired Stores unless the consideration received by the Seller and its Affiliates from such issuance is set aside and made a part of the Purchased Assets.

     6. Post-Closing Covenants.

     (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party.

     (b) Transition Services. For a period of one year after the Closing Date (the “Transition Period”), Sellers and their representatives shall have reasonable access to, and shall have the right to photocopy at their own expense, all of the Books and Records, including any computerized databases and files and programs and associated software relating to the pre-Closing operations of Sellers and/or the Purchased Assets and Assumed Liabilities as they existed as of the Closing Date, including but not limited to (i) the investigation, evaluation and prosecution of any and all claims retained by Sellers, and (ii) the evaluation, allowance, distribution and defense of any and all claims brought against Sellers or their estates and (iii) employees’ records or other personnel and medical records, as of the Closing Date, required by law, legal process or subpoena. During the Transition Period, Buyer agrees to provide Sellers and any of their representatives, upon reasonable request and notice, with reasonable access to employees of Buyer (who may be former employees of Sellers) for purposes of winding down the estates of Sellers. Access pursuant to this section shall be afforded by Buyer upon receipt of reasonable advance notice, during normal business hours. Sellers and their representatives agree to treat confidentially any information obtained pursuant to this section, including the Books and Records. If Buyer shall desire to dispose of any such Books and Records upon or prior to one year after the Closing Date, Buyer shall, prior to such disposition, give Sellers a reasonable opportunity at Sellers’ expense, to segregate and remove such Books and Records as Sellers may select. For a period of 90 days after the Closing Date, Sellers will make their POS administrator (to the extent still employed by Sellers) reasonably available to Buyer at Buyer’s cost for the purpose of consulting with Buyer’s IT personnel.

     7. Conditions to Obligation to Close.

     (a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

     (i) the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

     (ii) Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Sellers shall have performed and complied with all of such covenants in all respects through the Closing;

     (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

     (iv) the Parties shall have received all authorizations, consents, and approvals of governments and governmental agencies specified in §7 of the Disclosure Schedule (other than any that may be required in respect of liquor licenses and permits);

     (v) the Bankruptcy Court shall have entered the Sale Order, which shall be a Final Order. Notwithstanding the foregoing, nothing in this Agreement shall preclude Buyer from consummating the transactions contemplated herein if Buyer, in its sole discretion, waives the requirement that the Sale Order shall have become a Final Order. No notice of such waiver of this condition or any other condition to the Closing need be given except to Sellers, it being the intention of the Parties that Buyer shall be entitled to, and is not waiving, the protection of Section 363(m) of the Bankruptcy Code, the mootness doctrine and any similar statute or body of law if the Closing occurs in the absence of the Sale Order becoming a Final Order; and

     (vi) all actions to be taken by Sellers in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Sellers’ Obligation. Sellers’ obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

     (i) the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date;

     (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case Buyer shall have performed and complied with all of such covenants in all respects through the Closing;

     (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

     (iv) the Parties shall have received all authorizations, consents, and approvals of governments and governmental agencies specified in §7 of the Disclosure Schedule (other than any that may be required in respect of liquor licenses and permits);

     (v) the Bankruptcy Court shall have entered the Sale Order, which shall be a Final Order. Notwithstanding the foregoing, nothing in this Agreement shall preclude Sellers from consummating the transactions contemplated herein if Sellers, in their sole discretion, waives the requirement that the Sale Order shall have become a Final Order. No notice of such waiver of this condition or any other condition to the Closing need be given except to Buyer, it being the intention of the Parties that Sellers shall be entitled to, and are not waiving, the protection of Section 363(m) of the Bankruptcy Code, the mootness doctrine and any similar statute or body of law if the Closing occurs in the absence of the Sale Order becoming a Final Order;

     (vi) Buyer shall have executed the Las Vegas Brand License Agreement attached hereto as Exhibit H; and

     (vii) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers.

Sellers may waive any condition specified in this §7(b) if they execute a writing so stating at or prior to the Closing.

     (c) Deliveries at Closing. At the Closing:

     (i) Buyer shall deliver to Sellers the following items:

     (A) the Purchase Price (including the Deposit which shall be applied to the Purchase Price as provided in §2(e)(ii) hereof);

     (B) a certificate to the effect that each of the conditions specified above in §7(b)(i)-(iii) is satisfied in all respects; and

     (C) an assumption agreement, substantially in the form of Exhibit B hereto (the “Assumption Agreement”), pursuant to which the applicable member of the Buyer Group shall be assigned and shall assume the performance of the Assumed Contracts for periods after the Closing and the Assumed Liabilities from Sellers, executed by the applicable member of the Buyer Group.

     (ii) Sellers shall deliver to Buyer the following items:

     (A) a certificate to the effect that each of the conditions specified above in §7(a)(i)-(iii) is satisfied in all respects;

     (B) a general bill of sale and assignment, substantially in the form of Exhibit D hereto (each, a “Bill of Sale”), with respect to the Purchased Assets, each executed by the appropriate Seller or Sellers; and

     (C) the Assumption Agreement, executed by Sellers.

     8. No Survival of Representations and Warranties. None of the representations and warranties of Sellers or Buyer contained in this Agreement or made in any other documents or instruments delivered pursuant to this Agreement shall survive the Closing hereunder.

     9. Termination.

     (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

     (i) Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

     (ii) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing in the event (A) Sellers have within the then previous three (3) business days given Buyer any notice pursuant to §5(e)(i) above and (B) the development that is the subject of the notice has had a Material Adverse Effect;

     (iii) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing (A) in the event Sellers have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Sellers of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before the Outside Closing Date (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

     (iv) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to Closing (A) in the event Sellers have accepted or selected, and the Bankruptcy Court shall have approved, the bid or bids (including a credit bid) of any Person or Persons other than Buyer or any of its Affiliates to purchase all or a significant portion of the businesses and assets of Sellers (whether or not any transaction contemplated by any such bid or bids shall be consummated), (B) if the Sale Procedures Order, which shall include approval and authorization of the payment of the Break-Up Fee and Expense Reimbursement Payment in accordance with the terms of Section 9(b) hereof, shall not have been entered by the Bankruptcy Court on or before July 15, 2004, or (C) if the Sale Order shall not have been entered by the Bankruptcy Court on or before August 27, 2004; provided, however, that the right to terminate this Agreement pursuant to this clause (C) shall not be available to Buyer if Buyer shall have failed to perform its material obligations under §5(f) of this Agreement in all material respects and such failure is then continuing;

     (v) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Sellers have notified Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (B) if the Closing shall not have occurred on or before September 8, 2004, by reason of the failure of any condition precedent under §7(b) hereof (unless the failure results primarily from Sellers breaching any representation, warranty, or covenant contained in this Agreement); and

     (vi) Sellers may terminate this Agreement by giving written notice to Buyer at any time prior to Closing if the Sale Order shall not have been entered by the Bankruptcy Court on or before August 27, 2004; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to Sellers if Sellers shall have failed to perform their material obligations under §5(f) of this Agreement in all material respects and such failure is then continuing.

     (b) Expense Reimbursement Payment and Break-Up Fee. If this Agreement is terminated by Buyer pursuant to § 9(a)(iv)(A) and a Person other than the Buyer or any of its Affiliates consummates the purchase of all or a significant portion of the Purchased Assets, then Sellers shall pay to Buyer the Break-Up Fee within five (5) business days following the consummation of the transaction by Sellers and such other Person. In the event that this Agreement is terminated for any other reason, other than termination (1) based on a material breach of this Agreement by Buyer resulting in the failure of Buyer to consummate the purchase of the Purchased Assets, or (2) pursuant to §9(a)(i), Buyer shall be entitled to receive the Expense Reimbursement Payment. In no event will Buyer be entitled to receive both an Expense Reimbursement Payment and a Break-Up Fee.

     (c) Effect of Termination. If any Party terminates this Agreement pursuant to §9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach; provided, however, notwithstanding anything herein to the contrary, any such liability shall not exceed a dollar amount equal to the amount of the Deposit); provided, however, that the confidentiality provisions contained in §5(d) above and the reimbursement provisions contained in §9(b) above shall survive termination.

     10. Miscellaneous.

     (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

     (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

     (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Sellers.

     (e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:

4500 Bowling Boulevard, Suite 200
Louisville, KY 40207
Attention: Richard Walker
Facsimile: (502) 638-0635

Copy to:

Kirkland & Ellis LLP
777 South Figueroa Street
Los Angeles, CA 90017
Attention: Eva H. Davis
Charles C. Pak
Facsimile: (213) 680-8500

If to Buyer or Buyer Parties:

Dave & Buster’s, Inc.
2481 Manana Drive
Dallas, Texas 75220
Attention: General Counsel
Facsimile: 214-357-1536

Copy to:

Hallett & Perrin
2001 Bryan Street, Suite 3900
Dallas, Texas 75201
Attention: Bruce H. Hallett
Facsimile: 214-922-4170

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer Parties and Sellers. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (k) Expenses. Except as set forth in §9(b) and this §10(k), each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Buyer when due, and Buyer shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

     (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “ including” shall mean including without limitation.

     (m) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (n) Tax Disclosure. Notwithstanding anything herein to the contrary, each Party (and each Affiliate and Person acting on behalf of any such Party) agrees that each Party (and each employee, representative, and other agent of such Party) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such Party or such Person relating to such Tax treatment and Tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the Tax treatment or Tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the Tax treatment or Tax structure of the transaction), or (v) any other term or detail not relevant to the Tax treatment or the Tax structure of the transaction.

     (o) Taxes Relating To Purchased Assets and Assumed Liabilities.

     (i) Sellers shall use their commercially reasonable efforts to obtain an order which provides, in accordance with Section 1146(c) of the Bankruptcy Code, for an exemption under any law imposing a transfer, stamp or similar Tax on the transactions contemplated by this Agreement.

     (ii) Buyer shall be liable for and pay all Taxes applicable to the Purchased Assets and Assumed Liabilities that are attributable to taxable years or periods beginning on the Closing Date and with respect to any Straddle Period, the portion of such Straddle Period beginning on the Closing Date. For purposes of this Agreement, “Straddle Period” shall mean any taxable period beginning on, or before and ending after the Closing Date.

* * * *

     IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

TANGO ACQUISITION, INC.
By:	/s/ Buster Corley
	Name:	Buster Corley
	Title:	CEO

DAVE & BUSTER’S, INC.
By:	/s/ Buster Corley
	Name:	Buster Corley
	Title:	Chief Executive Officer

JILLIAN’S MANAGEMENT COMPANY, INC.
By:	/s/ Gregory S. Stevens
	Name:	Gregory S. Stevens
	Title:	CFO

RIVER VENDING, INC.
By:	/s/ Gregory S. Stevens
	Name:	Gregory S. Stevens
	Title:	CFO

JILLIAN’S AMERICA LIVE OF MINNEAPOLIS, INC.
By:	/s/ Gregory S. Stevens
	Name:	Gregory S. Stevens
	Title:	CFO

A-1

JILLIAN’S OF MINNEAPOLIS, MN, INC.
By:	/s/ Gregory S. Stevens
	Name:	Gregory S. Stevens
	Title:	CFO

JILLIAN’S OF FRANKLIN, PA, INC.
By:	/s/ Gregory S. Stevens
	Name:	Gregory S. Stevens
	Title:	CFO

JILLIAN’S OF CONCORD, NC, INC.
By:	/s/ Gregory S. Stevens
	Name:	Gregory S. Stevens
	Title:	CFO

JILLIAN’S OF FARMINGDALE, NY, INC.
By:	/s/ Gregory S. Stevens
	Name:	Gregory S. Stevens
	Title:	CFO

JILLIAN’S OF NASHVILLE, TN, INC.
By:	/s/ Gregory S. Stevens
	Name:	Gregory S. Stevens
	Title:	CFO

JILLIAN’S OF WESTBURY, NY, INC.
By:	/s/ Gregory S. Stevens
	Name:	Gregory S. Stevens
	Title:	CFO

2

JILLIAN’S OF HOUSTON, TX, INC.
By:	/s/ Gregory S. Stevens
	Name:	Gregory S. Stevens
	Title:	CFO

JILLIAN’S OF ARUNDEL, MD, INC.
By:	/s/ Gregory S. Stevens
	Name:	Gregory S. Stevens
	Title:	CFO

JILLIAN’S OF SCOTTSDALE, AZ, INC.
By:	/s/ Gregory S. Stevens
	Name:	Gregory S. Stevens
	Title:	CFO

JILLIAN’S OF KATY, TX, INC.
By:	/s/ Gregory S. Stevens
	Name:	Gregory S. Stevens
	Title:	CFO

JILLIAN’S OF GWINNETT, GA, INC.
By:	/s/ Gregory S. Stevens
	Name:	Gregory S. Stevens
	Title:	CFO

3